Allegion to Divest Bocom Wincent

DUBLIN (Sept. 7, 2015) - Allegion plc (NYSE: ALLE), a leading global provider of security products and solutions, has signed, through two of its subsidiaries, a definitive agreement to sell a majority stake in Bocom Wincent Technologies Co., Ltd. (Bocom Wincent). American Industrial Acquisition Corporation (AIAC) through an affiliate, is purchasing the majority stake.

Bocom Wincent operates a security system integration business exclusively in China and delivered 2014 revenue and operating income of $97.3 million and $4.5 million respectively. Revenues for this business have historically been weighted to the second half of the year reflecting typical seasonality of contract awards. Allegion will retain 15-percent ownership in Bocom Wincent. Under the terms of the transaction, Allegion may receive up to $75 million based on the future performance of Bocom Wincent. Other terms of the transaction were not disclosed. The transaction is expected to close in the fourth quarter of this year, subject to regulatory approvals.

“Today’s announcement is part of Allegion’s strategic focus on driving emerging market growth through its core mechanical and electronic hardware business in Asia Pacific,” said David D. Petratis, chairman, president and CEO of Allegion. “To all of the Bocom Wincent team members, thank you for your contributions to Allegion and the industry as a whole. We look forward to your future success.”
Allegion expects to record a charge from the sale of approximately $80 million to $90 million in the third quarter of this year.

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Forward-Looking Statements
This news release includes “forward-looking statements,” which are statements that are not historical facts, including, but not limited to, statements that relate to our intent to divest Bocom Wincent, the expected charge, the timing of the transaction and our receipt of future consideration. These forward-looking statements are based on the Company's currently available information and its current assumptions, expectations and projections about future events. They are subject to future events, risks and uncertainties, - many of which are beyond the Company’s control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time; including its Form 10-K for the year ended December 31, 2014, and its Form 10-Q for the quarters ended March 31 and June 30, 2015. The Company assumes no obligations to update these forward-looking statements.

About Allegion™
Allegion (NYSE: ALLE) is a global pioneer in safety and security, with leading brands like CISA®, Interflex®, LCN®, Schlage® and Von Duprin®. Focusing on security around the door and adjacent areas, Allegion produces a range of solutions for homes, businesses, schools and other institutions. Allegion is a $2 billion company, with products sold in almost 130 countries.

For more, visit www.allegion.com.

About AIAC
Founded in 1996, AIAC is a closely-held industrial group of 62 operations with over 10,000 employees in 18 countries in North America, Europe and Asia.  Total annual revenues exceed $1.5 billion USD.  AIAC's companies manufacture and install precision products and equipment for a wide variety of end markets, including food, pharmaceutical, petro-chemical, aerospace, defense, security, appliances, automotive, rail, refrigeration, construction and medical devices.

Media Contact:

Maria Pia Tamburri - Director, Public Affairs
317-810-3399
Maria.Tamburri@allegion.com

Analysts Contact:
Tom Martineau, Director, Investor Relations
317-810-3759
Tom.Martineau@allegion.com

Source: Allegion plc